Exhibit 10.4

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Executive Severance Agreement (“Agreement”) is between Carlisle Companies Incorporated, a Delaware corporation (the “Corporation”), and                            (“Executive”).

RECITALS

The Corporation entered into an Executive Severance Agreement with Executive dated as of                              ,            (the “Current Agreement”) to (i) encourage Executive to continue in his position if the Corporation receives any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of the Corporation, (ii) call upon Executive to receive such proposals, assist in the assessment of such proposals and advise management and the Board of Directors of the Corporation as to whether such proposals would be in the best interests of the Corporation and its stockholders and take such other actions as the Board of Directors might determine to be appropriate and (iii) assure that the Corporation will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Corporation.

The Current Agreement is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and must be amended no later than December 31, 2008 to comply with the requirements of that Code Section.

The Board of Directors of the Corporation believes that the best way to amend the Current Agreement to comply with Code Section 409A is to amend and restate the Current Agreement in its entirety.

Now, therefore, the Corporation and Executive agree that the Current Agreement is amended and restated in its entirety to read as follows:

In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change of Control of the Corporation (as defined below), Executive agrees that he will not voluntarily leave the employ of the Corporation, and will render the services contemplated in the recitals to this Agreement until the third person has abandoned or terminated his efforts to effect a Change of Control or until a Change of Control has occurred.

In the event of Executive’s Separation from Service (as defined below) for any reason (either voluntary or involuntary, other than as a consequence of his death or disability, or of his retirement at or after his attainment of age sixty-five (65)) within three (3) years after a Change of Control of the Corporation (as defined below) the Corporation will provide:

A.                                   Cash Payment.  On or before Executive’s last day of employment with the Corporation, the Corporation will pay to Executive as compensation for services rendered to the Corporation a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to three (3) times the highest annual compensation (including base salary and annual cash bonus) paid or payable to Executive by the Corporation for any of the three (3) years ending with the date of Executive’s Separation from Service; provided, however, in the event there are fewer than thirty-six (36) whole or partial months remaining from the date of Executive’s Separation from Service to the date he will attain age sixty-five (65), the amount of such cash payment will be reduced by multiplying it by a fraction the numerator of which is the number of whole or partial months so remaining to the date he would attain age sixty-five (65) and the denominator of which is thirty-six (36).

B.                                     Stock Options and Restricted Stock.  Any outstanding but unexercised stock options held by Executive under any of the Corporation’s equity compensation plans and programs will be immediately exercisable, and any unvested restricted stock held by Executive under any of the Corporation’s equity compensation plans and programs will be immediately vested and free of all restrictions.  In addition all such stock options will continue to be exercisable for the remaining original term thereof.

C.                                     Special Retirement Benefits.  Executive will be eligible to receive “Special Retirement Benefits” so that the total retirement benefits he receives will approximate the retirement benefits he would have received had he continued in the employ of the Corporation for three (3) years following his Separation from Service (or until the date he will attain age sixty-five (65), whichever is earlier).  These benefits will include all ancillary benefits, such as early retirement, supplemental retirement and survivor rights and benefits available at retirement.  If Executive’s credited service with the Corporation plus three (3) years would result in vested benefits and/or eligibility for ancillary benefits under the Corporation’s pension plans, the amount payable to the Executive or his beneficiaries shall equal the excess of the amount specified in paragraph (i) over that in (ii) below:

(i)            The benefits that would be paid to the Executive or his beneficiaries, if the three (3) years (or period to the date he will attain age sixty-five (65), if less) following his Separation from Service are added to his credited service under the Corporation’s pension plan, and his earnings during such period are equal to the amount of the cash payment specified in Paragraph A;

(ii)           The benefit that is payable to the Executive or his beneficiaries under the Corporation’s pension plans.

The Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Code.  The Special Retirement Benefits shall be payable solely from the general assets of the Corporation or its appropriate affiliate.

D.                                    Other Provisions.

(i)            Insurance and Other Special Benefits.  Executive’s participation in the life, accident and health insurance plans of the Corporation, and in fringe benefits provided the Executive prior to the Change of Control or his Separation from Service, shall be continued, or equivalent benefits provided, by the Corporation, at no direct cost to him, for a period of three (3) years from the date of his Separation from Service (or until he attains age sixty-five (65), whichever is sooner).

(ii)           Relocation Assistance.  Should the Executive move his residence in order to pursue other business opportunities within two (2) years of his Separation from Service, he will be reimbursed for any expenses incurred in that relocation (including taxes payable on the reimbursement) which are not reimbursed by another employer.  Benefits under this provision will include the assistance in selling the Executive’s home which was customarily provided by the Corporation to transferred executives prior to the Change of Control.

(iii)          Incentive Compensation.  Any awards previously made to the Executive under any long-term incentive programs of the Corporation and not previously paid shall immediately vest on the date of his Separation from Service and shall be paid on that date and included as compensation in the year paid.

(iv)          Savings and Other Plans.  The Executive’s participation in any applicable savings, retirement, profit sharing, stock option, and/or restricted stock plan of the Corporation or any of its subsidiaries shall continue only through his Separation from Service.  Any terminating distribution and/or vested rights under such Plans shall be governed by the terms of those respective Plans.

(v)           Continuing Obligations.  The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its business so long as such information is not publicly disclosed.

E.                                      Definition of Change of Control.  For the purpose of this Agreement, a “Change of Control” shall be deemed to have taken place if:

(i)            any third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or

(ii)           as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation.

F.                                      Definition of Separation from Service.  For the purpose of this Agreement, “Separation from Service” means the termination of Executive’s employment with the Corporation (including its subsidiaries), provided such termination also constitutes a separation from service under Section 409A of the Code.

G.                                     Certain Additional Payments by the Corporation.

(i)            Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph G) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Paragraph G(i), if it shall be determined that Executive is entitled to a Gross-Up Payment, but the Parachute Value of Payments (as defined below) does not exceed 115% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the Agreement Payments (as defined below), in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments (as defined below) actually made to Executive.

(ii)           Subject to the provisions of Paragraph G(iii), all determinations required to be made under this Paragraph G, including whether and when a Gross- Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm reasonably acceptable to the Corporation as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Corporation.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  Any determination by the Accounting Firm shall be binding upon the Corporation and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Corporation exhausts its remedies pursuant to Paragraph G(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Corporation to or for the benefit of Executive in a single lump sum in cash within ten (10) days of the Accounting Firm’s determination and disclosure to the Corporation of the Underpayment.

(iii)          Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment (or an additional Gross-Up Payment).  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A)          give the Corporation any information reasonably requested by the Corporation relating to such claim,

(B)           take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(C)           cooperate with the Corporation in good faith in order effectively to contest such claim, and

(D)          permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Paragraph G(iii), the Corporation shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of

Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)          If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Paragraph G(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Corporation’s complying with the requirements of Paragraph G(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Corporation pursuant to Paragraph G(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)           Subject to Paragraph H, the Corporation shall pay any Gross-Up Payment due to Executive no later than the due date for the payment of the Excise Tax giving rise to such Gross-Up Payment or, if earlier, the close of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax giving rise to such Gross-Up Payment is remitted to the Internal Revenue Service or any other applicable taxing authority.

(vi)          The following terms shall have the following meanings for purposes of this Paragraph G:

“Agreement Payment” means a Payment paid or payable pursuant to this Agreement (disregarding this Paragraph G) and any payment.

“Net After-Tax Amount” of a Payment means the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to Executive’s taxable income for the taxable year in which the Payment is made.

“Parachute Value” of a Payment means the present value, as of the date of the change of control for purposes of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

“Safe Harbor Amount” means the maximum Parachute Value of all Payments that Executive can receive without any Payments being subject to the Excise Tax.

“Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

E.                                      Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Corporation determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service, then to the extent necessary to comply with Code Section 409A:

(i)            if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following the Executive’s Separation from Service; and

(ii)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following Executive’s Separation from Service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

To the extent any expense reimbursement or in-kind benefit to which Executive is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to Executive as soon as administratively practicable after Executive submits a valid claim for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive, and (iii) Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

F.                                      General.

(i)            Indemnification.  If litigation shall be brought to enforce or interpret any provision contained in this Agreement, the Corporation indemnifies the Executive for his reasonable attorney fees and disbursements incurred in such litigation, and agrees to pay pre-judgement interest on any money judgment obtained by the Executive calculated at the prime interest rate in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

(ii)           Payment Obligations Absolute.  Except as provided in Paragraph I(vi), upon the occurrence of a Change of Control, the Corporation’s obligation to pay Executive the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else.  All amounts payable by the Corporation under this Agreement shall be paid without notice or demand.  Except as expressly provided in this Agreement, the Corporation waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part.  Every payment made under this Agreement by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Executive or anyone else who may be entitled to the payments for any reason whatsoever.

(iii)          Successors.  This Agreement shall be binding upon and inure to the benefit of Executive and his estate, and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive.

(iv)          Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(v)           Controlling Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

(vi)          Modification or Termination.  At any time prior to a Change of Control, the Board of Directors of the Corporation may, in its absolute discretion, and without the consent of the Executive, amend, modify or terminate this Agreement upon written notice tot he Executive. The Board may also terminate this Agreement at any time with respect to the Executive if the Executive is directly or indirectly affiliated (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) with the “group” which has consummated a Change of Control under Paragraph E(i)

The parties have executed this Agreement as of December 31, 2008.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

Name

Date: